NEWS  from TOKHEIM CORPORATION

CONTACT:
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
         Robert L. Macdonald                            Van Negris / Philip J. Denning / John P. Kehoe
         Executive Vice President, Finance              Kehoe, White, Van Negris & Company, Inc.
         and Chief Financial Officer                    (212) 396-0606
         Tokheim Corporation
         (219) 470-4683

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FOR RELEASE TO NATIONAL CIRCUIT, ANALYSTS, AND TOKHEIM NEWSFAX.

      TOKHEIM COMMENCES PREPACKAGED FINANCIAL RESTRUCTURING PROCEEDING
         UNDER CHAPTER 11 WITH STRONG BANK AND BONDHOLDER SUPPORT;

 COMPANY TO SEEK APPROVAL FOR $48 MILLION CREDIT FACILITY FROM LENDING GROUP

           COURT PROCEEDING TO HAVE MINIMAL IMPACT ON OPERATIONS;

            EMPLOYEE JOBS, TRADE CREDITORS AND CUSTOMER SERVICES
                       EXPECTED TO REMAIN UNAFFECTED

FORT WAYNE, INDIANA - AUGUST 28, 2000 - Tokheim Corporation (OTC BB: TOKM) announced today that it has filed its previously announced prepackaged plan of reorganization for the Company and its U.S. subsidiaries with the overwhelming support of its banks and bondholders. The Company has filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware (the "Court"). The Company's non-U.S. subsidiaries would not be affected. The Company has filed motions for court approval to continue to pay its employees and trade creditors in the normal course of business, which motions are expected to be approved by the court shortly. The restructuring plan does not contemplate any factory closures or headcount reductions.

The Company also announced that, concurrent with the court filing, it has filed a motion for authority to enter into a credit agreement with its lending group to provide the Company with an approximately $48 million debtor-in-possession (DIP) credit facility which will be converted into a 5 year revolving facility upon the Company's emergence from the restructuring process.

Douglas K. Pinner, Chairman, President and Chief Executive Officer of Tokheim, stated: "We are gratified by the extremely strong support of our banks and bondholders in endorsing our plan. The plan will enable the Company to achieve greater financial stability in the wake of the unforeseen market disruption caused by the mergers among the major oil companies and by the weakening of European currencies against the U.S. dollar. With bank and bondholder approval and financing in place, today's filing represents an important step in the successful completion of Tokheim's broader restructuring plan. We intend to petition the Court for a confirmation hearing as quickly as possible.

"Once we have completed this process, we expect Tokheim to emerge as a stronger company with a sound financial structure that is appropriate not only for today's level of business activity but also for the expected future growth of the business as the major oil companies and the distributor business segment resume normal levels of capital investment. We will have the reinforced financial foundation on which Tokheim can continue to build its position as the global leader in its industry, bringing continued leadership in technology, quality, focus and customer service."

                               -- m o r e --

Pursuant to the plan, which is subject to court approval, the Company's employees' rights to receive cash redemptions of preferred stock held by the Retirement Savings Plan (RSP) will be preserved.

Under the terms of the prepackaged financial restructuring plan, the Company's approximately 12,669,000 shares of outstanding common stock will be cancelled. In exchange for their notes, the holders of $260 million of senior and junior subordinated notes and certain other unsecured creditors will receive 4,500,000 shares of new common stock representing 90 percent of the equity value of the restructured Company, subject to dilution for warrants to existing shareholders and management options. Members of the bank group will receive warrants with a 5 year term to purchase 678,334 shares of the new common stock at an exercise price of $0.01 per share. Holders of existing common stock, which will be cancelled, will receive warrants with a 6 year term giving them the right to acquire an aggregate of 549,451 shares of the new common stock of the reorganized Company at an exercise price of $49.50 per share.

Tokheim, based in Fort Wayne, Indiana has grown to become the world's largest producer of petroleum dispensing devices. Tokheim Corporation manufactures and services electronic and mechanical petroleum dispensing systems. These systems include petroleum dispensers and pumps, retail automation systems (such as point-of-sale systems), dispenser payment or "pay-at-the-pump" terminals, replacement parts, and upgrade kits.

Certain statements in this release, including statements preceded by, followed by or that include the words "may," "will," "should," "could," "expects," "plans," "anticipate," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21C of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks that may cause the actual results of the Company to differ materially from any results expressed or implied by the forward-looking statements. These risks include: inability to complete the Chapter 11 proceedings as expeditiously as contemplated; inability to obtain the requisite court approval for the restructuring plan; changes to the terms of the restructuring plan; increases in the Company's cost of borrowing, or a default under any material debt agreement; inability to achieve anticipated cost savings or revenue growth; dependence on the retail petroleum industry; business disruptions; material adverse changes in economic conditions in the markets we serve; inability to forecast or achieve future operating results; fluctuations in exchange rates among various foreign currencies; costs in adjusting to the Euro; changes in, or failure of the Company to comply with current and future governmental, environmental or other regulatory actions and conditions in our operating areas; competition from others in the industry; increases in labor costs and relations with union bargaining units representing our employees; the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits; failure to obtain new customers or retain existing customers; inability to protect proprietary technology or to integrate new technologies; changes in business strategy or development plans; lack of funds for capital expenditures or R&D; inability to carry out strategies to accelerate new product development programs; changed demand for new products; loss of key management; adverse publicity; contingent claims asserted against the Company; and loss of significant customers or suppliers; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Given these uncertainties, investors are cautioned not to unduly rely on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the result of any revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

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